Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 5
(To Prospectus filed on November 10, 2014, as supplemented
by Prospectus Supplement No. 1 dated November 12, 2014,
Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, and Prospectus Supplement No. 4 dated January 9, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 5 supplements the information contained in the Prospectus, dated as of November 10, 2014, as amended by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, and Prospectus Supplement No. 4 dated January 9, 2015, relating to the resale of up to 53,035,356 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 5 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on February 23, 2015.

You should read this Prospectus Supplement No. 5 in conjunction with the Prospectus. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 5 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 23, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-185891	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

One Kendall Square, Building 400, 4th Floor
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 674-1865

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Enumeral Biomedical Holdings, Inc. (the “Company”) may use a slide presentation, in whole or in part, from time to time in presentations to potential partners, investors, analysts, and others. A copy of the slide presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the slide presentation is also available on the Company’s website at www.enumeral.com.

The information in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Enumeral Biomedical Holdings, Inc. February 2015 Overview Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: February 23, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance and Chief Accounting Officer

Exhibit 99.1